Exhibit 99.1

B&G Foods Announces Partial Redemption of
7.625% Senior Notes due 2018

PARSIPPANY, N.J., November 27, 2012 — B&G Foods, Inc. (NYSE: BGS) announced today that it has issued a notice of partial redemption for $101.5 million principal amount of its outstanding 7.625% senior notes due 2018 at a cash redemption price of 107.625% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date of December 28, 2012.  Upon completion of the redemption, $248.5 million principal amount of the notes will remain outstanding.

Interest on the redeemed portion of the notes will cease to accrue on and after December 28, 2012.  The only remaining right of the holders thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).

A notice of partial redemption will be sent by The Bank of New York Mellon, the trustee for the notes, to the registered holders of the notes.  Copies of the notice of partial redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon at 1.800.254.2826.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk

Factors” in the Company’s Annual Report on Form 10-K for fiscal 2011 filed on February 28, 2012.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214